POLICIES AND PROCEDURES MANUAL

2.	GLOBAL ALPHA CAPITAL MANAGEMENT (“GAC”) STANDARD OF PERSONAL CONDUCT

2.1	Introduction

2.1.1	Application

The standards of conduct set out in this policy apply to all directors, officers, partners and employees of GAC (the “Personnel”), including the spouse, children, significant others or other family members for which Personnel derive a direct or indirect pecuniary interest.

2.1.2	Purpose

GAC rules relating to personal investing are designed to prevent potential conflicts of interest and the appearance of conflicts of interest with respect to Personnel’s personal transactions. These standards require that Personnel conduct their investment activities by exercising good judgment to achieve and maintain independence and objectivity that is unaffected by any potential conflict of interest.

2.1.3	Requirements

Personnel are required to place their fiduciary obligation to GAC clients first in all dealings and not benefit from positions that GAC clients occupy in the marketplace.

2.1.4	Duties

Personnel have a duty to put the interests of GAC clients and the integrity of GAC over and above  their own  self interests. They must conduct  their investment activities by exercising good judgment to achieve and maintain independence and objectivity that is unaffected by any potential conflict of interest or circumstance that may adversely affect their judgment.

2.1.5	Rationale

The long-term success of GAC and its excellent reputation depend on public and client confidence that Personnel are adhering to the highest possible ethical and professional standards.

2.1.6	Corporate Investments

GAC does not purchase any securities that would put it in non-compliance with conflict of interest rules.

2.2	Personal Investing

This policy is subject to ongoing review and modification to ensure that it suits the regulatory and business developments affecting the company. The Compliance Officer is responsible for monitoring on-going compliance with this policy and will report any violations to the Board of Directors.

2.3	Applicability

Restrictions in this Section apply to accounts:

i.	registered in your name;

ii.	for which you are able to, directly or indirectly, exercise investment or voting control;

iii.	in which you have a beneficial interest.

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You have a beneficial interest in an account if you are in a position to receive benefits comparable to ownership benefits (through family relationship, understanding, agreement or by other arrangement) or you have the ability to gain ownership, either immediately or at some future time.

You are considered to have a beneficial interest in accounts:

i.	registered in your name;

ii.	held by your spouse (or equivalent) or other family member living in the same household;

iii.	held by a corporation, partnership or other entity controlled by you;

iv.
held in trust for you or those listed above, unless (i) the trustee is someone other than those listed above and (ii) you are not able to, directly or indirectly, exercise investment or voting control over the account; and

v.	held by an investment club, of which you or those listed above are a member.

2.4	Confidentiality Agreement

All employees are required to sign a confidentiality agreement, to be kept in their personnel file (see Section 2.8), in which they agree not to disclose any confidential or proprietary investment related information to outside parties, other than in the normal course of their duties for the firm.

2.5	Ban on Participation in Equity IPOs

Personnel are prohibited from participation in an initial public offering (“IPO”) of equity or equity-related securities or any secondary issues of any Issuer. This restriction is designed to circumvent any perceived or potential conflicts of interest or appearances of appropriating an attractive investment opportunity from clients for personal gain or any appearance that the investment opportunity is bestowed as an incentive to make future investment decisions for the benefit of the party making the opportunity available.

2.6	Ban on Participation in Private Placements

Personnel are prohibited from participation in private placements of any Issuer. Personnel should not be involved in private placement transactions to avoid the appearance or any perception that they might be favors or gifts designed to influence future judgment or to reward past business deals.

2.7	Restricted Securities

Personnel are banned from trading in any securities of companies forming part of the GAC portfolio of investments, as well as any security within the GAC investable universe (i.e. securities with a market cap of less than US$7 billion).

Upon commencement of employment, personnel are to provide the Compliance Officer with a complete list of the securities for all of their accounts covered by this Policy, including the name of securities and the number of shares held. If new personnel, their spouse (or equivalent), or other family member living in the same household have a beneficial interest in any restricted securities, those securities will be subject to the restrictions of this policy.

Exceptions may be granted to personnel who are hired at a time when they hold restricted securities in their personal portfolios at the discretion of the Compliance Officer and two directors of the firm, but only in situations where the personal interest of the employee does not conflict with the interests of GAC clients.

2.8	Pre-clearance Procedures

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Pre-clearance procedures require the approval of the Compliance Officer and are designed to identify possible conflicts. Personal trades will only be approved if the Compliance Officer is satisfied that they will not conflict with the best interests of our clients and have not been offered to you because of your position in GAC.

Approval of all personal trades must be obtained in writing, prior to their execution, with the following exceptions:

The following securities are exempt from the pre-clearance procedures:

i.	open-end mutual funds (other than those advised by GAC);

ii.	securities issued by the Government of the United States;

iii.	shares or units issued by money market funds; and

iv.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

Personal trades by the spouse (or equivalent), or other family member living in the same household are exempt from the pre-clearance procedures, if that person is employed in the investment industry.

This exception recognizes the practical limitations implicit in situations where individuals may be arranging personal trades in the regular course of their business. Any situations like this must be reported to the Compliance Officer and documented. While pre-clearance of such trades by GAC’s Compliance Officer is not practicable, Personnel are reminded that the Reporting Requirements in Section III are applicable for these trades, as are all the other requirements of the Personal Investing policy.

Approval for trades shall be valid for a period of one week, unless the Compliance Officer designates a shorter period.

2.9	Insider Trading Prohibited

Under the securities laws of Ontario and most other jurisdictions, any trading by Personnel making use of specific confidential information that has not been disclosed, and if known by the public, might materially affect the value of the security, attracts civil and criminal liability.

i.	Personnel shall not trade while in possession of, or communicate, material non-public information in breach of a duty, or if the information is misappropriated.

ii.
If Personnel acquire material non-public information as a result of a special or confidential relationship, they shall not communicate the information (other than within the relationship) or take investment action on the basis of such information.

iii.
If Personnel are not in a special or confidential relationship, they shall not communicate or act on material non-public information if they know, or should have known, that the information was misappropriated or that disclosure would result in a breach of a duty.

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2.10	Personal Trading Policy Confidentiality Agreement

(This certification is required of all personnel at the commencement of their employment and in modified form on an annual basis, to confirm compliance with the Personal Investing policy during the year then ended.)

I confirm that I have read and understand GAC’s Standards of Personal Conduct, which incorporate the above Personal Investing policy, as well as the policy below on Reporting Requirements, Sections III, and will comply with the established policies. I also confirm that I have read and understand Section IV, Breach of Personal Investing and Reporting Policy. In keeping with these policies, I will not disclose any confidential or proprietary investment related information to outside parties, other than in the normal course of my duties for the firm.

Name	Date

Signature

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2.11	Reporting Requirements

2.11.1	Duplicate Statements and Trade Confirmations

All personnel who  have  trades subject  to  the Personal Investing Policy must instruct their dealer or broker to provide GAC with duplicate copies of all statements for all accounts covered by the policy, on a timely basis. The copies should be sent directly to GAC, to the attention of the Compliance Officer.

2.11.2	Quarterly Personal Trading Reports and Holdings Reporting

All personal trading (other than the exceptions noted in Section 2.8 (i) to (iv)) shall be reported to the GAC Compliance Officer in a timely manner and in any event, a report should be completed within 30 days of the end of each quarter of each calendar year.  In addition, if any new brokerages accounts are established during a calendar quarter, personnel must report the establishment of the account and the name of the broker-dealer or bank within 30 days of the end of each calendar quarter.

Rule 204A-1 under the Advisers Act requires in effect that all “access persons” report their transactions and holdings periodically to the Chief Compliance Officer and that the adviser review these reports. The rule requires that access persons must submit a securities  holdings report: (i) no later than 10 days after you become an access person; and (ii) at least once each 12-month period thereafter on within 45 days of year end.

2.11.3	Additional Disclosure Requirements

Ownership in equity securities (shares) in private companies that become Reporting Issuers must be disclosed in writing to the Compliance Officer immediately upon that company “going public”.

i.
Personnel shall disclose to the Compliance Officer all matters, including beneficial ownership of securities or other investments, that reasonably could be expected to interfere with their duty to GAC and its clients or with their ability to make unbiased and objective decisions or recommendations.

ii.
Subject to the provisions of Section 4.2, Personnel shall disclose to the Compliance Officer in writing all monetary compensation including, but not limited to, Director's fees or other benefits that they receive for their services that are in addition to compensation or benefits conferred by GAC.

2.11.4	Changes to Registration Information

In order to be compliant with regulation 33-109, GAC has adopted a policy whereby the regulator is notified of all changes, including but not limited to, any change of: business location, auditor, financial year-end, termination of an employment, partner or agency relationship with a registered individual, or termination of a relationship with a permitted individual by the firm within the prescribed time period for such change. As such, whenever the firm’s registration information under Form 33-109F6 is changed, a Form 33-109F5 Notice of Change is filed with the regulators within the prescribed period. Upon instruction from the Chief Compliance Officer, the Form 33-109F5 is produced by Compliance, identifying the section of the Form 33-109F6 that is being changed. The Form 33 -109F5 is filed via email with the principal regulator.

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2.11.5	Delivering Financial Information

GAC is registered as a Portfolio Manager and Investment Fund Manager and accordingly in order to be compliant with NI 31-103 Part 12, GAC is required to deliver to the AMF its annual and interim financial statements, completed 31-103F1 Calculation of Excess Working Capital as at the end of the financial year and at the end of each interim period and a completed Form 31-103F4 Net Asset Value Adjustments all within the prescribed periods as set out in National Instrument 31- 103.

Annual financial statements and working capital reports are delivered to the AMF within 90 days of year end. Interim financial statements and working capital reports are delivered to the AMF within 30 days of quarter end. The reports are prepared by the Accounting Department of Connor, Clark & Lunn Financial Group. The reports are approved and signed by two senior officers of GAC, and the Connor, Clark & Lunn

2.12	Personal Benefits

2.12.1	Gifts and Entertainment

In general, personnel should not accept any gift or gratuity from an issuer of securities, a broker or anyone doing business with GAC or any of the affiliates or associates of GAC. This standard does not preclude customary, ordinary, business-related entertainment. In keeping with the duty of loyalty to clients, this restriction preserves independence and objectivity when making decisions that affect investment portfolios. Specific guidelines are as follows:

i.	Personal gifts are discouraged and may not be accepted if an individual gift or a series of gifts over the course of a year exceed $100 Cdn in value.

ii.
Entertainment, including business meals, should not be repetitive or extravagant. To the extent the market value of entertainment is expected to exceed $250 Cdn, the employee must seek permission from a director of the firm. In certain cases, the employee will be required to make some form of reimbursement to the hosting company.

iii.
Tickets to events are only considered “entertainment” if a representative from the hosting firm accompanies the GAC employee. Otherwise, the ticket is considered a gift and is subject to the dollar limit on gifts. Tickets received as “gifts” are discouraged.

Additionally, the acceptance of cash gifts (including gift certificates and pre-paid credit cards), securities or loans are strictly prohibited.

On a quarterly basis, all employees are required to report all gifts and entertainment in excess of $100 Cdn, received from an issuer of securities, a broker or anyone doing business with GAC or any of the affiliates or associates of GAC.

GAC may provide gifts or entertainment to clients, service providers, brokers, etc., as long as the value is reasonable, and such gift or entertainment does not give rise to an actual or perceived material conflict of interest. It should also be noted that GAC prohibits the offering, giving, soliciting or the acceptance of any bribe in whatever form to or from any person or company by any employee, contractor,

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consultant, agent or other person for whatever reason. Personnel should obtain pre-approval in advance of providing any gift or entertainment, including meals, to any domestic or foreign public official or representative, representing an entity which is not an existing client.

2.12.2	Duties to Employer

Personnel shall not undertake independent practice or outside employment which could result in compensation or other benefit in competition with GAC unless written consent is obtained from the Board of Directors of GAC.

2.12.3	Breach of Personal Investing and Reporting Policy

Personnel must report to the Compliance Officer any violations of the Policy which come to their attention. If personnel breach any of the provisions of the Policy, knowingly or unknowingly, they may be issued a written warning, have their employment responsibilities revised, be required to forfeit any related trading profits, be suspended or be terminated. They may face additional consequences under securities laws.

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2.13	Relationships with Others

2.13.1	Service of Directors

Personnel are not allowed to serve as directors of Reporting Issuers without prior approval of the Board of Directors of GAC and subsequent disclosure to clients of GAC.

2.13.2	Preservation of Confidentiality

Personnel shall preserve the confidentiality of information communicated by GAC clients concerning matters within the scope of the confidential relationship, unless he/she receives information concerning illegal activities on the part of the client.

2.13.3	Maintenance of Independence and Objectivity

Personnel, in relationships and  contacts with an issuer of securities, whether individually or as a member of a group, shall use particular care and good judgment to achieve and maintain independence and objectivity.

2.13.4	Fiduciary Duties

Personnel should always strive to act honestly, fairly and in the best interests of GAC and its clients.

2.13.5	Misconduct

Personnel shall not commit any act that materially reflects adversely on a person’s honesty, trustworthiness, or fitness for registration under the applicable securities regulation.

2.13.6	Dismissal

Non-compliance with this policy shall be considered cause for dismissal.

2.14	Dissemination of Policy

2.14.1	New Employees

This policy shall form part of the material given by GAC to all Personnel joining the company.

2.14.2	Amendments

Any and all amendments or revisions to this policy will be highlighted and provided forthwith to all Personnel.

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2.14.3	Clients of GAC

A copy of this policy will be provided by GAC to any of its clients on a confidential basis, upon request.

2.15	Alcohol and drug abuse policy

The Company is concerned about the use of alcohol, illegal drugs, and controlled substances as they affect the workplace. Use of these substances, whether on or off the job, can adversely affect an employee’s work performance, efficiency, safety, and health, and therefore seriously impair the employee’s value to the Company. In addition, the use or possession of these substances on the job constitutes a potential danger to the welfare and safety of other employees and exposes the Company to the risks of property loss or damage, or injury to other persons.

As a condition of employment, the Company requires each employee to abide by the terms of this policy and notify it of any criminal drug statute conviction for a violation occurring in the workplace within five days of such conviction. Each employee will be provided a copy of this policy and will be required to sign the acknowledgment at the bottom.

Standards of Conduct

The following rules and standards of conduct apply to all employees either on Company property or during the workday (including meals and rest periods). The following are strictly prohibited by the Company:

−	possession or use of alcohol, or being under the influence of alcohol while on the job;

−	distribution, dispensation, sale, or purchase of an illegal or controlled substance while on the job; and

−
unlawful manufacture, possession, or use of a controlled substance, or being under the Violation of the above rules and standards of conduct shall result in disciplinary action, up to and including termination.   The  Company also  may bring the matter to the attention of appropriate law enforcement authorities.

The Company is dedicated to educating its employees of the dangers and consequences of workplace drug abuse. In this vein, the Company has developed a comprehensive Drug-Free Awareness program.  The Company’s program will be an ongoing educational effort to prevent and eliminate drug and alcohol abuse that may affect the workplace. The Drug-Free Awareness program will inform employees about: (1) the dangers of alcohol and drug abuse in the workplace; (2) the Company’s policy of maintaining a drug-free workplace; (3) the availability of drug and/or alcohol counseling for employees who voluntarily seek such assistance; and (4) the penalties that the Company will impose for alcohol and drug abuse violations.

Enforcement

In order to enforce this policy as well as other Company policies, the Company reserves the right to conduct searches of Company property or employees and/or their personal property, including but not limited to lockers, packages, purses, backpacks and other personal property brought onto Company premises. The Company also reserves the right to implement other measures necessary to deter and detect abuse of this policy. A request to search is not indicative of individualized suspicion.

An employee’s conviction on a charge of illegal sale or possession of any controlled substance while off Company property will not be tolerated because such conduct, even though off duty, reflects adversely on the Company. In addition, the Company must keep people who sell or possess controlled substances off Company premises in order to keep the controlled substances themselves off the premises.

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An employee is subject to disciplinary action, up to and including termination, if the employee works while impaired by a prescription or over-the-counter drug and that impairment affects the employee’s ability to safely perform the job, or affects the safety or well-being of others. Notwithstanding the foregoing, the Company will make reasonable accommodations for the known physical or mental limitations of an otherwise qualified individual with a disability, unless undue hardship would result.

Treatment and Rehabilitation

The Company will encourage and reasonably accommodate employees with chemical dependencies (alcohol or drug) to seek treatment and/or rehabilitation. To this end, employees desiring such assistance should request a treatment or rehabilitation leave. The Company is not obligated, however, to continue to employ any person whose performance of essential job duties is impaired because of drug or alcohol use, nor is the Company obligated to re-employ any person who has participated in treatment and/or rehabilitation if that person’s job performance remains impaired as a result of dependency. Additionally, employees who are given the opportunity to seek treatment and/or rehabilitation, but fail to successfully overcome their dependency or problem, will not automatically be given a second opportunity to seek treatment and/or rehabilitation. This policy on treatment and rehabilitation is not intended to affect the Company’s treatment of employees who violate the regulations described above. Rather, rehabilitation is an option for an employee who acknowledges a chemical dependency and voluntarily seeks treatment to end that dependency. An employee  with a chemical dependency who is not seeking treatment is not qualified as a disabled individual under applicable state and federal law.

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ACKNOWLEDGMENT AND AGREEMENT REGARDING THE COMPANY’S ALCOHOL AND DRUG ABUSE POLICY

I have carefully and thoroughly read the Company’s Alcohol and Drug Abuse Policy. I agree, without reservation, to abide by the terms of that policy. I further agree to notify the Company of any conviction for any criminal drug statute violation occurring in the workplace no later than five days after such conviction. I understand that abiding with the terms of this Alcohol and Drug Abuse Policy and notifying the Company of workplace-related drug convictions are conditions of my employment. I understand that any violation of the policy will result in disciplinary action, up to and including immediate termination.

Date:

Employee's Name (Printed)

Employee's Signature